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Avista Corp. Reports Financial Results for Second Quarter and Year-to-date 2013

SPOKANE, Wash. – Aug. 7, 2013, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $25.7 million, or $0.43 per diluted share, for the second quarter of 2013, compared to $18.2 million, or $0.31 per diluted share for the second quarter of 2012. For the six months ended June 30, 2013, net income attributable to Avista Corp. shareholders was $68.0 million, or $1.13 per diluted share, compared to $56.6 million, or $0.96 per diluted share for the six months ended June 30, 2012.

“We are pleased to report that Avista Corp. had another strong quarter with increased earnings at both the utility and Ecova," said Avista Chairman, President and Chief Executive Officer Scott Morris.

“Utility earnings were above our expectations for the second quarter and first half of 2013. This resulted from lower operating costs due to the timing of expenditures, the net benefit associated with the Bonneville Power Administration settlement, which benefits both customers and shareholders, and warmer weather during the second quarter. Tempering our expected utility earnings for the remainder of the year is the recent outage that occurred at our Colstrip generating facility that is expected to last at least six months.

"Ecova performed well during both the second quarter and first half of the year and is slightly ahead of our expectations. This is due to increased revenues as a result of demand for new services and increased volume in expense and data management services and energy management services. Based on the timing of revenues during the first half of the year, we still expect Ecova to be within our expectations at year-end.

"Given the favorable results for the first half of the year and based on the outlook for the remainder of the year, we are confirming our consolidated earnings guidance,” Morris said.

Summary Results: Avista Corp.’s results for the second quarter of 2013 and the six months ended (YTD) June 30, 2013, as compared to the respective periods of 2012 are presented in the table below:

($ in thousands, except per-share data)	Q2 2013	Q2 2012	YTD 2013	YTD 2012
Operating Revenues	$352,048	$343,585	$834,954	$795,842
Income from Operations	$57,742	$46,020	$142,804	$122,414
Net Income attributable to Avista Corporation Shareholders	$25,657	$18,178	$67,998	$56,566
Net Income (Loss) attributable to Avista Corporation Shareholders by Business Segment:
Avista Utilities	$24,568	$18,020	$66,818	$57,497
Ecova	$1,521	$1,149	$2,719	$322
Other	$(432)	$(991)	$(1,539)	$(1,253)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation Shareholders:
Avista Utilities	$0.41	$0.31	$1.11	$0.97
Ecova	$0.03	$0.02	$0.05	$0.01
Other	$(0.01)	$(0.02)	$(0.03)	$(0.02)
Total earnings per diluted share attributable to Avista Corporation Shareholders	$0.43	$0.31	$1.13	$0.96

The increase in quarterly and year-to-date utility earnings was primarily due to the implementation of general rate increases in Washington, the net benefit from the settlement with Bonneville Power Administration (Bonneville) and warmer weather that increased cooling loads. This was partially offset by expected increases in depreciation and amortization, and taxes other than income taxes.

The increase in quarterly and year-to-date earnings for Ecova was primarily due to increased revenue associated with new services and increases in expense and data management services and energy management services (due to higher volumes). This was partially offset by increases in other operating expenses, and depreciation and amortization.

Avista Utilities: On a quarterly basis, operating revenues (exclusive of intracompany revenues between electric and natural gas of $31.9 million in 2013 and $12.4 million in 2012) increased $4.4 million and resource costs decreased $9.5 million, which resulted in an increase of $13.9 million in gross margin. The gross margin on electric sales increased $14.4 million and the gross margin on natural gas sales decreased $0.5 million. The increase in electric gross margin was primarily due to the Washington general rate increase, the net benefit from the settlement with Bonneville and weather that was warmer than normal and warmer than the prior year, which increased cooling loads in May and June. The slight decrease in natural gas gross margin was due to warmer weather, which reduced heating loads, partially offset by the Washington general rate increase.

On a year-to-date basis, operating revenues (exclusive of intracompany revenues between electric and natural gas of $73.3 million in 2013 and $40.0 million in 2012) increased $30.0 million and resource costs increased $9.1 million, which resulted in an increase of $20.9 million in gross margin. The gross margin on electric sales increased $18.9 million and the gross margin on natural gas sales increased $2.0 million. The increase in both electric and natural gas gross margin was primarily due to the Washington general rate increases. In addition, electric gross margin increased due to the net benefit from the settlement with Bonneville.

Electric revenues increased $56.0 million for the first half of 2013, as compared to the first half of 2012. Retail electric revenues increased by $1.9 million, wholesale electric revenues increased by $30.8 million, sales of fuel increased by $10.2 million, and other electric revenues increased by $13.1 million.

Retail electric revenues for the first half of 2013 increased due to an increase in total megawatt-hours (MWh) sold, partially offset by a decrease in revenue per MWh. The increase in MWhs sold increased retail revenue by $6.4 million and was primarily due to increased usage at certain industrial customers that had temporary operational challenges in 2012. Residential and commercial use per customer did not change significantly from 2012 to 2013, with lower usage in the first quarter offset by higher usage in the second quarter primarily due to weather. The decrease in revenue per MWh decreased retail revenue by $4.5 million and was primarily due to a change in revenue mix, with a greater percentage of retail revenue from industrial customers, as well as other rate changes that do not impact gross margin (including the Energy Recovery Mechanism (ERM) rebate), and was partially offset by the Washington general rate increase.

Wholesale electric revenues for the first half of 2013 increased due to an increase in sales volumes and an increase in sales prices.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for the generation of electricity into the wholesale market rather than operate the generating units. The revenues from sales of fuel increased due to an increase in sales of natural gas fuel as part of thermal generation resource optimization activities, as well as an increase in natural gas prices.

Other electric revenues in the first half of 2013 increased $13.1 million primarily due to the receipt of $11.7 million of revenue from Bonneville for past use of our electric transmission system. Approximately $7.6 million of this revenue relates to our Washington business, and the regulatory accounting and ratemaking treatment associated with this revenue was approved by the UTC in May 2013. The remainder of this revenue ($4.1 million) relates to our Idaho business and was addressed in the recently approved Idaho general rate case settlement.

Natural gas revenues increased $7.3 million for the first half of 2013, as compared to the first half of 2012, due to an increase in wholesale natural gas revenues, partially offset by a decrease in retail revenues.

Retail natural gas revenues in the first half of 2013 decreased $13.0 million primarily due to a decrease in retail rates (decreased revenues $12.2 million) and a slight decrease in volumes (decreased revenues $0.8 million). Lower retail rates were due to purchased gas adjustments, partially offset by the Washington general rate case. We sold less retail natural gas in the first half of 2013 as compared to the first half of 2012 primarily due to warmer weather in May and June, partially offset by colder weather in January and February. Compared to the first half of 2012, residential natural gas use per customer decreased 1 percent and commercial use per customer decreased 2 percent. Heating degree days at Spokane were 2 percent below historical average for the first half of 2013, and slightly below the first half of 2012. Heating degree days at Medford were 7 percent below historical average for the first half of 2013, and 6 percent below the first half of 2012.

Wholesale natural gas revenues in the first half of 2013 increased $19.3 million due to an increase in prices, partially offset by a decrease in volumes.

Intracompany revenues between electric and natural gas which are eliminated in the total results of Avista Utilities, but included in the analysis above, increased $33.3 million for the first half of 2013 (which is a decrease in revenue).

Utility resource costs increased $9.1 million for the first half of 2013, primarily due to increases in purchased power, fuel and other fuel costs, and natural gas purchases. These were offset by a decrease in power and natural gas regulatory amortizations. For the first half of 2013, we recognized a pre-tax benefit of $4.1 million under the ERM in Washington compared to $5.1 million for the first half of 2012.

Utility depreciation and amortization increased $1.9 million primarily due to additions to utility plant.

Taxes other than income taxes increased $1.8 million primarily due to increased franchise and municipal related taxes.

Ecova: On a quarterly basis, Ecova's revenues increased $4.5 million as compared to the second quarter of 2012, and totaled $44.6 million. The increase in operating revenues was primarily the result of increased revenues associated with new services, which added $3.4 million to revenue. In addition, there was an increase in volumes associated with expense and data management services and energy management services, which added $0.6 million and $0.5 million to revenue, respectively.

On a year-to-date basis, Ecova's revenues increased $9.9 million as compared to the first half of 2012, and totaled $87.0 million. The increase in operating revenues was primarily the result of increased revenues associated with new services, which added $6.4 million to revenue. In addition, there was an increase in volumes associated with expense and data management services and energy management services, which added $2.7 million and $0.8 million to revenue, respectively.

Ecova's total operating expenses increased $4.6 million for the first half of 2013. The increase in total operating expenses primarily reflects an increase in other operating expenses of $3.2 million and an increase in depreciation and amortization of $1.4 million due to additions to software development costs and additional amortization of intangibles recorded in connection with Ecova's acquisitions.

Ecova's other operating expenses associated with cost of services increased $5.6 million for the first half of 2013 and totaled $47.3 million due to expenses associated with new services and higher revenue volumes in expense and data management services. Ecova's other operating expenses associated with selling, general and administrative expenses decreased by $2.4 million in the first half of 2013 and totaled $26.4 million. This decrease was primarily the result of a decrease in acquisition and integration costs of $1.5 million, which were incurred during the first quarter of 2012 and did not reoccur during 2013, and also a decrease in employee-related costs, partially offset by the absence of a business and occupation tax refund that was received during 2012.

As of June 30, 2013, Ecova had over 700 expense management customers representing over 750,000 billed sites in North America. In the first half of 2013, Ecova managed bills totaling $10.2 billion, an increase of $1.2 billion as compared to the first half of 2012. The increase in bills managed was due to an increase in the number of billed sites.

Other Businesses: The net loss from these operations was $1.5 million for the first half of 2013 compared to a net loss of $1.3 million for the first half of 2012. The net loss for the first half of 2013 was primarily the result of an impairment loss of $0.5 million pre-tax ($0.3 million net of tax) associated with our investment in an energy storage company, corporate costs, including costs associated with exploring strategic opportunities of $1.0 million (net of tax), and litigation costs related to the previous operations of Avista Energy of $0.6 million (net of tax). These losses were partially offset by METALfx, which had net income of $0.5 million for the first half of 2013.

Liquidity and Capital Resources: We have a $400 million committed line of credit with various financial institutions with an expiration date of February 2017. As of June 30, 2013, there were $95.5 million of cash borrowings and $24.1 million in letters of credit outstanding, leaving $280.4 million of available liquidity under this line of credit.

In August 2013, Avista Corp. expects to enter into a $90 million loan agreement with an institutional investor that matures in 2016. The total net proceeds from the $90 million loan agreement will be used to refinance $50 million in First Mortgage Bonds maturing in December 2013, to repay a portion of the borrowings outstanding under the company's $400 million line of credit and for general corporate purposes.

As of June 30, 2013, we had 1.8 million shares of common stock available to be issued under sales agency agreements. In the first half of 2013, we issued $3 million (net of issuance costs) of common stock under the dividend reinvestment and direct stock purchase plan, and employee plans. We are planning to issue up to $50 million of common stock in 2013 in order to maintain our capital structure at an appropriate level for our business.

Utility capital expenditures were $145.3 million for the first half of 2013. We expect utility capital expenditures to be about $270 million for 2013 and $260 million for each of 2014 and 2015.

Ecova has a $125 million committed line of credit agreement with various financial institutions with an expiration date of July 2017. As of June 30, 2013, Ecova had $52 million of borrowings outstanding under its committed line of credit agreement. Based on certain covenant conditions contained in the credit agreement at June 30, 2013, Ecova could borrow an additional $17.3 million and still be compliant with such covenants.

2013 Earnings Guidance and Outlook

Avista is confirming its 2013 guidance for consolidated earnings to be in the range of $1.70 to $1.90 per diluted share.

We continue to expect Avista Utilities to contribute in the range of $1.64 to $1.78 per diluted share for 2013. We expect our 2013 utility earnings to continue to be positively impacted by general rate increases. However, we expect our 2013 utility earnings to continue to be limited by slow load growth due to the economy, a 3 percent to 4 percent increase in operating costs

(excluding 2012 costs under the voluntary severance incentive plan), and by an increase in power supply costs associated with the Colstrip generating facility outage. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. We expect the ERM to be in a slightly negative position within the $4 million deadband for the year. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures, and hydroelectric generation for the remainder of 2013. We estimate that our 2013 utility earnings guidance range encompasses a return on equity range of approximately 8.25 percent to 9 percent.

For 2013, we continue to expect Ecova to contribute in the range of $0.10 to $0.14 per diluted share. We expect operating revenues to be in the range of $170 million to $190 million with approximately 50 percent derived from expense and data management services, 45 percent from energy management services and 5 percent from new services.

We continue to expect the other businesses to be between a loss of $0.02 and $0.04 per diluted share for 2013. This expectation includes costs associated with exploring opportunities to develop new markets and ways for customers to use electricity and natural gas for commercial productivity and transportation.

NOTE: We will host a conference call with financial analysts and investors on August 7, 2013, at 10:30 a.m. ET to discuss this news release. The call will be available at (866) 638-3013, pass code: 35263248. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through August 14, 2013. Call (888) 843-7419, pass code 35263248#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 362,000 customers and natural gas to 322,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Avista’s primary, non-utility subsidiary is Ecova, an energy and sustainability management company with over 700 expense management customers, representing over 750,000 sites. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect energy demand and electric generation, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-

generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including customer demand for utility services, as well as the effect of increased energy efficiency; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; the potential effects of legislation or administrative rulemaking, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including alternative energy sources, suppliers and delivery arrangements and the extent that new uses for our services may materialize; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; severe weather or natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns, or other incidents that may cause unplanned outages at any of our generation facilities, transmission and distribution systems or other operations; public injuries or damages arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); disruption to information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems and/or obstacles that impede our ability to complete such projects timely and effectively; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers; potential decline in our credit ratings, with effects including impeded access to capital markets, higher interest costs, and certain ratings trigger covenants in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices - whether true or not - which could result in litigation or a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in the payment acceptance policies of Ecova’s client vendors that could reduce operating revenues; potential difficulties for Ecova in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2013. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

			Six Months Ended
	Second Quarter		June 30,
	2013	2012	2013	2012
Operating revenues	$352,048	$343,585	$834,954	$795,842
Operating expenses:
Utility resource costs	126,511	135,992	356,141	347,004
Other operating expenses	112,915	109,813	223,694	219,176
Depreciation and amortization	33,272	31,325	64,890	61,647
Utility taxes other than income taxes	21,608	20,435	47,425	45,601
Total operating expenses	294,306	297,565	692,150	673,428
Income from operations	57,742	46,020	142,804	122,414
Interest expense, net of capitalized interest	19,036	18,729	37,906	37,481
Other income - net	(2,436)	(1,601)	(4,581)	(3,310)
Income before income taxes	41,142	28,892	109,479	88,243
Income tax expense	15,412	10,360	40,648	31,498
Net income	25,730	18,532	68,831	56,745
Net income attributable to noncontrolling interests	(73)	(354)	(833)	(179)
Net income attributable to Avista Corporation shareholders	$25,657	$18,178	$67,998	$56,566
Weighted-average common shares outstanding (thousands), basic	59,937	58,702	59,926	58,642
Weighted-average common shares outstanding (thousands), diluted	59,962	58,924	59,954	58,937
Earnings per common share attributable to Avista Corporation shareholders:
Basic	$0.43	$0.31	$1.13	$0.96
Diluted	$0.43	$0.31	$1.13	$0.96
Dividends paid per common share	$0.305	$0.29	$0.61	$0.58
Issued August 7, 2013

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$85,411	$75,464
Accounts and notes receivable	147,851	193,683
Investments and funds held for clients	92,345	88,272
Other current assets	143,086	148,375
Total net utility property	3,104,176	3,023,716
Other non-current assets	256,341	248,670
Regulatory assets for deferred income taxes	70,192	79,406
Regulatory assets for pensions and other postretirement benefits	297,042	306,408
Other regulatory assets	137,325	129,164
Other deferred charges	14,027	20,021
Total Assets	$4,347,796	$4,313,179
Liabilities and Equity
Accounts payable	$153,425	$198,914
Current portion of long-term debt	50,320	50,372
Current portion of nonrecourse long-term debt of Spokane Energy	15,662	14,965
Short-term borrowings	95,500	52,000
Client fund obligations	94,059	87,839
Other current liabilities	173,495	172,059
Long-term debt	1,181,925	1,178,367
Nonrecourse long-term debt of Spokane Energy	9,812	17,838
Long-term debt to affiliated trusts	51,547	51,547
Long-term borrowings under committed line of credit	52,000	54,000
Regulatory liability for utility plant retirement costs	244,225	234,128
Pensions and other postretirement benefits	263,270	283,985
Deferred income taxes	517,830	524,877
Other non-current liabilities and deferred credits	122,488	110,215
Total Liabilities	3,025,558	3,031,106
Redeemable Noncontrolling Interests	7,817	4,938
Equity
Avista Corporation Stockholders' Equity:
Common stock (59,980,023 and 59,812,796 outstanding shares)	895,255	889,237
Retained earnings and accumulated other comprehensive loss	398,559	370,240
Total Avista Corporation Stockholders' Equity	1,293,814	1,259,477
Noncontrolling interests	20,607	17,658
Total Equity	1,314,421	1,277,135
Total Liabilities and Equity	$4,347,796	$4,313,179
Issued August 7, 2013

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)

			Six Months Ended
	Second Quarter		June 30,
	2013	2012	2013	2012
Avista Utilities
Retail electric revenues	$167,252	$162,522	$365,673	$363,762
Retail kWh sales (in millions)	2,051	1,971	4,453	4,375
Retail electric customers at end of period	361,678	359,250	361,678	359,250
Wholesale electric revenues	$36,867	$21,176	$76,961	$46,193
Wholesale kWh sales (in millions)	1,363	1,074	2,512	1,960
Sales of fuel	$33,488	$30,017	$65,260	$55,059
Other electric revenues	$6,590	$6,132	$24,041	$10,889
Retail natural gas revenues	$46,643	$51,404	$167,859	$180,895
Wholesale natural gas revenues	$35,436	$31,492	$95,134	$75,832
Transportation and other natural gas revenues	$3,777	$3,385	$8,134	$7,054
Total therms delivered (in thousands)	176,757	241,039	522,491	577,628
Retail natural gas customers at end of period	321,767	319,721	321,767	319,721
Intracompany revenues	$31,884	$12,363	$73,316	$40,009
Income from operations (pre-tax)	$55,240	$44,603	$137,991	$121,695
Net income attributable to Avista Corporation shareholders	$24,568	$18,020	$66,818	$57,497
Ecova
Revenues	$44,560	$40,080	$86,967	$77,090
Income from operations (pre-tax)	$2,772	$1,971	$5,696	$371
Net income attributable to Avista Corporation shareholders	$1,521	$1,149	$2,719	$322
Other
Revenues	$9,769	$10,190	$19,141	$19,977
Income (loss) from operations (pre-tax)	$(270)	$(554)	$(883)	$348
Net loss attributable to Avista Corporation shareholders	$(432)	$(991)	$(1,539)	$(1,253)
Issued August 7, 2013